EXHIBIT 99.1

Citizens Holding Company Increases Cash Dividend to $.18 per Share

PHILADELPHIA, Miss.—(BUSINESS WIRE)—November 29, 2006—Citizens Holding Company (NASDAQ: CIZN - news) announced today that its Board of Directors declared a cash dividend of $0.18 per share payable December 29, 2006, to shareholders of record as of December 15, 2006.

“The fourth quarter 2006 dividend that we are announcing today of $0.18 per share is an increase of 5.9% over the $0.17 per share paid in the third quarter of 2006,” said Greg L. McKee, President and Chief Executive Officer. “This dividend brings the total dividend in 2006 to $0.69 per share, a 6.2% increase over the $0.65 per share paid in 2005.”

Citizens Holding Company is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia, both headquartered in Philadelphia, Mississippi. The Bank has nineteen full service banking locations in eight counties in East Central Mississippi. In addition to full service commercial banking, the Company offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Investor relations information may be obtained at the corporate website, www.citizensholdingcompany.com.

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@netdoor.com